Exhibit 10.1

FORM OF INCIDENCE PRICING AGREEMENT

The Coca-Cola Company

One Coca Cola Plaza

Atlanta, GA 30313

[month, day], 2010

International CCE Inc.

(to be renamed Coca-Cola Enterprises, Inc.)

2500 Windy Ridge Parkway

Atlanta, GA 30339

Ladies and Gentlemen:

The undersigned parties desire to continue to implement a commercial understanding relating to certain brands of The Coca-Cola Company (“TCCC”) as in effect at this time and intend to operate in accordance therewith with respect to the European countries of International CCE Inc. (to be renamed Coca-Cola Enterprises, Inc. (“New CCE”)) until December 31, 2015. To that end, the undersigned parties hereby jointly agree to continue the parameters of their commercial understanding (the “Parameters”) as specified on or promptly after the date of the closing under the Business Separation and Merger Agreement, by and among Coca-Cola Enterprises Inc., International CCE, Inc., Cobalt Subsidiary LLC and TCCC, dated as of February 25, 2010.

This intent to maintain the operation of the Parameters is based on a joint long-term growth strategy, in volume and revenue, translated into annual business plans. To achieve the joint objectives TCCC will invest in relevant Consumer Marketing programs and New CCE will support the growth through capital expenditures, investment in Sales Forces in Grocery and AFH channels, investment in Customer Marketing, efficient Route to Market and superior Customer Service.

TCCC will continue to contribute to New CCE’s investments an amount of marketing funding per annum equal to that of 2010. The marketing funding pool that is on a per case basis will continue to be on a per case basis. The marketing funding pool that is a specific amount will continue at this amount.

In this regard, until the end of 2015, TCCC will pay to New CCE the amount of $45 million annually as funding support for marketing activities for products of TCCC. Unless otherwise agreed by the parties, TCCC’s payments hereunder shall be made to New CCE via wire transfer to New CCE’s Atlanta, Georgia headquarters and shall be paid in quarterly installments of $11.25 million each, payable on or before the 15th day of the second month of each successive quarter (for example, for the fourth quarter 2010, the quarterly payments will be made on or before November 15, 2010). Amounts paid are for the activities performed during the quarter and are not refundable except in case of breach of this agreement.

The marketing activities to be funded hereunder will be proposed by New CCE to TCCC no later than November 30 of each year as part of the annual joint planning process between the parties. The proposed activities shall be incorporated into the annual marketing plans, shall be for the benefit of brands owned by or licensed to TCCC (and not for cross-franchised brands), and shall be subject to the prior approval of TCCC, which approval shall not be unreasonably withheld. The parties agree that New CCE’s failure to timely complete the marketing plans, or New CCE’s inability to execute the elements of those plans, except where such failure is for reasons beyond New CCE’s reasonable control, constitutes sufficient cause for TCCC to terminate this agreement for the balance of the year covered by the plans. This termination by TCCC will not be pursued where New CCE’s failure is the result of TCCC’s failure to deliver agreed elements of the plans.

The parties will maintain this in force until the end of 2015 except in the case of significant unforeseen external circumstances, or if there is a significant change to the agreed strategy by one party that was not agreed to by the other party.

The provisions related to funding for marketing activities for a specific amount each year (but, for the avoidance of doubt, not including the provisions relating to the marketing funding pool that is on a per case basis) shall be automatically extended for successive ten-year periods unless either party gives written notice of termination of this agreement no less than six months prior to the end of 2015 or six months prior to the end of each successive ten-year period, respectively. This agreement may be terminated for cause by TCCC.

For the purpose of clarity, TCCC and New CCE expressly reserve and do not waive any rights under applicable Bottling Agreements or any other contract or agreement nor should this understanding act to encumber or supersede the relevant Bottling Agreements. This letter is acknowledged to be strictly confidential and the contents are not to be shared with any other party without the express written consent of the other party except that either party may make any public disclosure that it believes to be required by applicable law or by any listing or trading agreement concerning its public securities, in which case the party making the disclosure will advise the other party of the disclosure.

Sincerely,

The Coca-Cola Company

By:
Name:
Title:

Agreed to and accepted

as of the date first above written:

International CCE Inc.

By:
Name:
Title: